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                                                                     EXHIBIT 3.2

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                      NAVIGATION TECHNOLOGIES CORPORATION


Thomas A. Lerone and Richard Weiland certify that:

     1. They are the Vice President and Chief Financial Officer and Secretary, respectively, of Navigation Technologies Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation").

     2. The first sentence of Article Fourth of the Certificate of Incorporation of this Corporation is amended and restated to read as follows:

        "The Company is authorized to issue two classes of shares designated (a) common stock, of which the Company is authorized to issue 150,000,000 (post combination) shares, par value $.001 per shares ("Common Stock"), and (b) preferred stock, of which the Company is authorized to issue 20,000,000 shares (post combination), par value $.001 per share ("Preferred Stock")."

     3. The following two sentences shall be inserted after the first sentence of Article Fourth of the Certificate of Incorporation of this
        Corporation:

        "Immediately upon the filing of this Certificate of Amendment each twelve (12) outstanding shares of the Company's Common stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock and each twelve (12) outstanding shares of the Company's Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Preferred Stock. Such combination shall be effected on a holder by holder basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share."

     4. The foregoing Amendment of the Certificate of Incorporation has been duly approved by the Board of Directors.

     5. The foregoing Amendment of the Certificate of Incorporation has been duly approved by the written consent of the requisite stockholders in accordance with Sections 228 and 242 of the Delaware General Corporation Law ("DGCL") and notice has been given to all those stockholders who have not consented in writing in accordance with Section 228(d) of the DGCL.
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     We further declare under penalty of perjury under the laws of the State of
Delaware that the matters set forth in this certificate are true and correct of our knowledge.

     Executed this ____ day of ____, 1996.


                                    ------------------------------------
                                    Thomas A. Lerone
                                    Vice President and Chief Financial Officer


                                    -----------------------------------
                                    Richard Weiland
                                    Secretary


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